Exhibit 99.1
Armstrong World Industries Reports Third Quarter 2009 Results
LANCASTER, Pa., October 27, 2009 — Armstrong World Industries, Inc. (NYSE: AWI) today reported third quarter 2009 net sales of $753.0 million, down 19 percent, from $929.6 million in the same period for 2008. Excluding a $31 million, or 2 percent, impact of foreign exchange rates, sales decreased 17 percent. Reported operating income from continuing operations of $44.0 million compared to operating income of $82.2 million in the third quarter of 2008. Adjusted operating income from continuing operations of $78.6 million decreased 13 percent compared to $90.5 million on the same basis.
The Company uses adjusted income from operations in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted income excludes the impact of restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments increased operating income by $34.6 million in the third quarter of 2009 and $8.3 million in the third quarter of 2008. 2009 includes a previously announced $31.6 million non-cash charge from accelerated vesting of stock compensation due to a transaction between Armor TPG and the Asbestos Trust.
Reported income from continuing operations was $64.4 million, or $1.12 per diluted share. This compared to income of $39.1 million, or $0.68 per diluted share, in the third quarter of 2008. 2009 included a $46 million non-cash tax benefit for adjustments related to the July 2009 IRS approval of our 10-year carryback refund. Adjusted income from continuing operations was $43.2 million, or $0.75 per diluted share, compared to $48.9 million, or $0.86 per diluted share, on the same basis as 2008.

Reduced operating costs partially offset the impact of lower sales to the 2009 third quarter adjusted operating income. Market trends experienced in the first half of the year generally continued through the third quarter. Broad weakness across global residential and commercial markets caused sales volume to decline 17 percent. However, the margin impact of lower sales volume was significantly mitigated by a combined benefit from input cost deflation, reduced manufacturing costs and lower selling, general and administrative (“SG&A”) expenses.
3rd Quarter Segment Highlights
Resilient Flooring net sales were $282.6 million in the third quarter of 2009 compared to $336.9 million in the same period of 2008. Excluding the impact of foreign exchange rates, net sales declined about 13 percent. Lower sales volumes, particularly in the Americas, contributed to the decline. Reported operating income was $12.4 million compared to $1.2 million in the third quarter of 2008. European Resilient Flooring contributed income of $0.2 million and a loss of $9.2 million, respectively to those totals. Adjusted operating income for the segment of $14.2 million increased significantly from $9.5 million calculated on the same basis in the prior year, despite lower sales. Operating income improved as raw material cost deflation, lower freight costs and reduced SG&A expenses offset the margin impact of lower global volume and reduced product mix profitability.
Wood Flooring net sales of $140.1 million in the third quarter of 2009 declined 18 percent from $171.0 million in the prior year’s quarter due to continued declines in residential housing markets. Despite lower sales, reported operating income of $11.2 million in the third quarter was greater than $8.5 million reported in 2008, primarily due to the reduced costs including raw materials, freight, manufacturing and SG&A costs.
Building Products net sales of $292.1 million in the third quarter of 2009 decreased from $374.1 million in the prior year’s quarter. Excluding the effects of foreign exchange rates of $18 million, sales decreased by 19 percent. Global volume declines in weaker commercial markets more than offset modest product mix improvement and price realization. Reported operating income decreased to $57.4 million from $75.0 million in the third quarter of 2008. The combination of volume declines and lower income from our WAVE joint venture offset the benefits of reduced manufacturing and SG&A expenses, lower freight and modest price realization.

Cabinets 2009 third quarter net sales of $38.2 million were 20 percent below sales of $47.6 million in 2008 due to less volume. Volume declines resulted from weaker U.S. housing market demand. Reported operating loss for the third quarter of $3.0 million was worse than the prior year’s $1.1 million loss, primarily due to the margin impact from lower sales, partially offset by lower manufacturing costs. 2009 adjusted operating loss was $1.8 million. The $1.2 million adjustment related primarily to accelerated depreciation associated with the announced closure of the Auburn manufacturing plant.
Unallocated corporate expense of $34.0 million in the third quarter of 2009 compared to expense of $1.4 million in the third quarter of 2008. 2009 adjusted unallocated corporate expense was $2.4 million, with the adjustment from reported being the previously discussed $31.6 million non-cash charge for accelerated vesting of stock compensation.
Free cash flow of $117 million in the third quarter of 2009 compared to $92 million in 2008. Reductions in working capital and lower cash taxes were primarily responsible for the improvement.
Year-to-Date Results
For the nine months ended September 30, 2009, net sales were $2,127.0 million compared to $2,684.6 million in 2008. Excluding a $126 million favorable impact from exchange rates, net sales decreased by 17 percent. Lower volumes in declining markets accounted for the decline, slightly offset by modest improvement in price.
Reported operating income for the first nine months was $92.2 million compared to operating income of $217.4 million for the same period in 2008. Adjusted operating income of $130.3 million decreased 44 percent compared to adjusted operating income of $231.0 million in the prior year period. The margin impact from sales volume declines and lower earnings from WAVE more than offset input cost deflation, reduced manufacturing costs and lower selling SG&A expenses.

Reported earnings from continuing operations were $81.5 million, or $1.43 per diluted share, compared to $106.6 million, or $1.87 per diluted share in the first nine months of 2008. Adjusted earnings from continuing operations of $68.7 million, or $1.20 per diluted share, compared to $124.5 million, or $2.19 per diluted share, on the same basis as 2008.
Free cash flow for the first nine months was $158 million compared to a $77 million for 2008. The impact of lower earnings was more than offset by reductions in working capital.
Outlook
Global macroeconomic forecasts continue to indicate a difficult outlook for all key markets over the remainder of 2009. Consequently, management reaffirmed the 2009 outlook for sales to be between $2,750 million and $2,800 million. Based on continued cost curtailment and a strong performance in the third quarter, management raised the outlook for adjusted operating income to be $148 million to $156 million, compared to $253 million earned in 2008. 2009 adjusted EPS is expected to be $1.34 to $1.41 per diluted share, compared to $2.37 per diluted share in 2008. 2009 cash taxes are estimated to be less than $5 million. A 42 percent tax rate has been utilized for adjusted earnings to facilitate comparability from period to period. The outlook for free cash flow has improved and is now anticipated to be 15 percent to 20 percent above 2008.
Adjusted figures are reconciled to GAAP in tables at the end of this release.

Investor Day Webcast
Management will conduct a discussion for shareholders during a live Internet broadcast beginning at 5:00 p.m. Eastern time today. This event will be broadcast live on the Company’s Web site, www.armstrong.com. From the homepage, click “For Investors” to access the call and the accompanying slide presentation. The replay of this event will be available on the Company’s Web site for 90 days.
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Contacts
Beth Riley, bariley@armstrong.com
Investors:	(717) 396-6354
News media:	(866) 321-6677
Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.
About Armstrong and Additional Information
More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC tomorrow. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange and certain costs, expenses, and gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance.

A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2008, Armstrong’s consolidated net sales totaled approximately $3.4 billion. Based in Lancaster, Pa., Armstrong operates 37 plants in nine countries and has approximately 11,000 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions, except for per-share amounts)
(unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Net sales	$753.0	$929.6	$2,127.0	$2,684.6
Cost of goods sold	565.0	717.9	1,643.6	2,061.8
Selling, general and administrative expenses	156.8	145.9	421.3	452.7
Restructuring charges, net	—	—	—	0.8
Equity (earnings) from joint venture	(12.8)	(16.4)	(30.1)	(48.1)

Operating income	44.0	82.2	92.2	217.4

Interest expense	4.9	7.5	13.9	23.7
Other non-operating expense	0.2	0.8	0.5	1.2
Other non-operating (income)	(0.9)	(2.1)	(2.6)	(8.5)

Earnings from continuing operations before income taxes	39.8	76.0	80.4	201.0
Income tax expense (benefit)	(24.6)	36.9	(1.1)	94.4

Earnings from continuing operations	64.4	39.1	81.5	106.6
(Loss) from discontinued operations, net of tax of $0.0, $0.0, $0.0 and $0.4	0.0	(0.2)	0.0	(0.1)

Net earnings	$64.4	$38.9	$81.5	$106.5

Earnings per share of common stock, continuing operations:
Basic	$1.13	$0.69	$1.43	$1.87
Diluted	$1.12	$0.68	$1.43	$1.87

(Loss) per share of common stock, discontinued operations:
Basic	$—	$—	$—	$—
Diluted	$—	$—	$—	$—

Net earnings per share of common stock:
Basic	$1.13	$0.68	$1.43	$1.87
Diluted	$1.12	$0.68	$1.43	$1.87

Average number of common shares outstanding:
Basic	56.9	56.4	56.6	56.4
Diluted	57.0	56.5	56.7	56.4

SEGMENT RESULTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions)
(unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2009	2008	2009	2008
Net sales:
Resilient Flooring	$282.6	$336.9	$794.1	$973.5
Wood Flooring	140.1	171.0	389.7	500.1
Building Products	292.1	374.1	827.7	1,070.4
Cabinets	38.2	47.6	115.5	140.6

Total Net Sales	$753.0	$929.6	$2,127.0	$2,684.6

Operating income (loss):
Resilient Flooring	$12.4	$1.2	$7.0	$8.6
Wood Flooring	11.2	8.5	4.3	23.4
Building Products	57.4	75.0	132.3	200.9
Cabinets	(3.0)	(1.1)	(10.0)	(3.9)
Unallocated Corporate	(34.0)	(1.4)	(41.4)	(11.6)

Total Operating Income	$44.0	$82.2	$92.2	$217.4

Selected Balance Sheet Information
(amounts in millions)

	(unaudited)
	September 30,	December 31,
	2009	2008
Assets:
Current assets	$1,378.2	$1,261.5
Property, plant and equipment, net	924.8	954.2
Other noncurrent assets	997.6	1,136.1

Total assets	$3,300.6	$3,351.8

Liabilities and equity:
Current liabilities	$390.8	$385.4
Noncurrent liabilities	1,024.5	1,215.1
Equity	1,885.3	1,751.3

Total liabilities and equity	$3,300.6	$3,351.8

Selected Cash Flow Information
(amounts in millions)
(unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2009	2008
Net earnings	$81.5	$106.5
Other adjustments to reconcile net earnings to net cash provided by operating activities	227.8	131.0
Changes in operating assets and liabilities, net	(131.1)	(109.3)

Net cash provided by operating activities	178.2	128.2
Net cash used for investing activities	(11.9)	(55.7)
Net cash used for financing activities	(15.5)	(266.1)

Effect of exchange rate changes on cash and cash equivalents	16.2	(5.7)

Net increase (decrease) in cash and cash equivalents	167.0	(199.3)
Cash and cash equivalents, beginning of period	355.0	514.3

Cash and cash equivalents, end of period	$522.0	$315.0

Reconciliation to GAAP (unaudited)
CONSOLIDATED

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$78.6	$90.5	$130.3	$231.0

Cost reduction initiatives expenses	3.0	8.3	6.5	13.7
Chapter 11 related post-emergence income	—	—	—	(1.3)
Review of strategic alternatives	—	—	—	1.2
Accelerated vesting related to change in control	31.6	—	31.6	—

Operating Income (Loss), Reported	$44.0	$82.2	$92.2	$217.4

RESILIENT FLOORING

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$14.2	$9.5	$12.3	$16.9

Cost reduction initiatives expenses	1.8	8.3	5.3	8.3

Operating Income (Loss), Reported	$12.4	$1.2	$7.0	$8.6

CABINETS

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$(1.8)	$(1.1)	$(8.8)	$(3.9)

Cost reduction initiatives expenses	1.2	—	1.2	—

Operating Income (Loss), Reported	$(3.0)	$(1.1)	$(10.0)	$(3.9)

UNALLOCATED CORPORATE EXPENSE

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(amounts in millions)	2009	2008	2009	2008
Operating Income (Loss), Adjusted	$(2.4)	$(1.4)	$(9.8)	$(6.3)

Cost reduction initiatives expenses	—	—	—	5.4
Chapter 11 related post-emergence income	—	—	—	(1.3)
Review of strategic alternatives	—	—	—	1.2
Accelerated vesting related to change in control	31.6	—	31.6	—

Operating Income (Loss), Reported	$(34.0)	$(1.4)	$(41.4)	$(11.6)

CONSOLIDATED

	Three Months Ended		Three Months Ended
	September 30, 2009		September 30, 2008
	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$78.6		$90.5
Other (Expense) Income	(4.2)		(6.2)

Earnings (Loss) Before Taxes, Adjusted	74.4		84.3

Adjusted Tax (Expense) Benefit @ 42%	(31.2)		(35.4)

Net Earnings (Loss), Adjusted	$43.2	$0.75	$48.9	$0.86

Adjustment Items	(34.6)		(8.3)
Reversal of Adjusted Tax @ 42%	31.2		35.4
Ordinary Tax	(15.2)		(32.6)
Unbenefitted Foreign Losses	(1.1)		(3.0)
Tax Adjustments	(4.9)		—
IRS Audit on Tax Refund	45.8		(1.3)

Earnings (Loss) from continuing operations, Reported	$64.4	$1.12	$39.1	$0.68

	Nine Months Ended		Nine Months Ended
	September 30, 2009		September 30, 2008
	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$130.3		$231.0

Other (Expense) Income	(11.8)		(16.4)

Earnings (Loss) Before Taxes, Adjusted	118.5		214.6

Adjusted Tax (Expense) Benefit @ 42%	(49.8)		(90.1)

Net Earnings (Loss), Adjusted	$68.7	$1.20	$124.5	$2.19

Adjustment Items	(38.1)		(13.6)
Reversal of Adjusted Tax @ 42%	49.8		90.1
Ordinary Tax	(33.9)		(81.4)
Unbenefitted Foreign Losses	(11.2)		(8.6)
Tax Adjustments	2.7		—
IRS Audit on Tax Refund	43.5		(4.4)

Earnings (Loss) from continuing operations, Reported	$81.5	$1.43	$106.6	$1.87

Note: No adjustments necessary for Wood Flooring or Building Products.
CASH FLOW

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
(millions)	2009	2008	2009	2008
Free Cash Flow
Net Cash From Operations	$128	$114	$178	$128

Plus / (minus): Net Cash from Investing	(11)	(23)	(12)	(56)
Add back / (subtract):
Emergence related payments	—	1	—	4
Divestiture	—	—	(8)	—
Acquisitions	—	—	—	1

Free Cash Flow	$117	$92	$158	$77